UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b),(e)

On February 19, 2013, Unwired Planet, Inc. (the “Company”) announced that Michael Mulica intends to step down as the Company’s President and Chief Executive Officer as of May 31, 2013 (the “Separation Date”) pursuant to a separation agreement entered into between the Company and Mr. Mulica (the “Separation Agreement”). The Separation Agreement provides that upon Mr. Mulica’s exit, all of his unvested equity awards covering shares of the Company’s common stock shall automatically be accelerated so as to become immediately and completely vested, and the post-termination exercise periods for all of his stock options shall be extended for an additional fifteen months. In addition, Mr. Mulica will be entitled to salary continuation for twelve months commencing upon separation and will be eligible for an incentive cash award for the first six months of 2013 for an amount of up to 150% of Mr. Mulica’s base salary, based on certain performance criteria detailed in the Separation Agreement and prorated for the amount of days actually worked. The Separation Agreement also provides that, immediately prior to the effective time of his termination, Mr. Mulica may be granted a restricted stock unit award under the Company’s amended and restated 2006 Stock Incentive Plan (the “Plan”) for no more than 100,000 restricted stock units, such award to be 100% vested upon grant. Mr. Mulica will also be entitled to certain benefits continuation and outplacement assistance.

Mr. Mulica has agreed to continue working as the Company’s President and Chief Executive Officer until the Separation Date, or an earlier date if the Company appoints a new President and Chief Executive Officer, and shall continue to serve on the Company’s Board.

On February 14, 2013 (the “Grant Date”), in recognition of Mr. Mulica’s efforts in connection with the closing of the Company’ previously announced patent acquisition transaction with Telefonaktiebolaget L M Ericsson (publ), the Company’s Board of Directors (the “Board”) awarded Mr. Mulica a cash bonus in an amount of $200,000 and a restricted stock unit award pursuant to an award agreement (the “RSU Award Agreement”) under the Plan for 300,000 restricted stock units (the “RSU Award”). Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. Subject to the terms of the Plan and the RSU Award Agreement, the RSU Award shall vest as to 50% of the award on the first anniversary of the Grant Date and as to the remaining 50% of the award on the second anniversary of the Grant Date.

Mr. Mulica had previously entered into an offer letter and a change of control severance agreement with the Company, each dated as of October 6, 2011, and is eligible to participate in certain of the Company’s compensation policies, including the Company’s executive severance policy (as modified by the terms of his change of control agreement) (collectively, the “Employment Arrangements”). The terms of Mr. Mulica’s Employment Arrangements will continue in full force and effect, except that the incentive cash award and the cash and equity separation benefits provided in his Separation Agreement and described above shall be awarded in lieu of any incentive cash award or cash and equity severance benefits provided in the Employment Arrangements.

The foregoing description of the Separation Agreement and the RSU Award Agreement is summary in nature and is qualified in its entirety by the text of the Separation Agreement and the RSU Award Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference. The details of the Employment Arrangements were previously disclosed in the Company’s proxy statement made available to Company stockholders on or about September 27, 2012, as well as in the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2011. Mr. Mulica’s offer letter was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2011 and the Company’s Form of Change of Control Severance Agreement was filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed with the Commission on September 15, 2008.

Item 7.01	Regulation FD Disclosure.

In connection with Mr. Mulica’s separation, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1.

The information furnished by the Company pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement by and between the Company and Michael Mulica, dated February 14, 2013

10.2	RSU Award Agreement by and between the Company and Michael Mulica, effective as of February 14, 2013

99.1	Press Release issued by Unwired Planet, Inc. on February 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Eric Vetter
Dated: February 19, 2013	Name:	Eric Vetter
	Title:	Chief Financial Officer

EXHIBIT INDEX

10.1	Separation Agreement by and between the Company and Michael Mulica, dated February 14, 2013

10.2	RSU Award Agreement by and between the Company and Michael Mulica, effective as of February 14, 2013

99.1	Press Release issued by Unwired Planet, Inc. on February 19, 2013.